Exhibit 99.1

BOB EVANS ANNOUNCES MANAGEMENT CHANGE

NEW ALBANY, Ohio, May 7, 2014 / PRNewswire / – Bob Evans Farms, Inc. (NASDAQ: BOBE) announced today that Paul F. DeSantis, the Company’s Chief Financial Officer and Treasurer, has resigned effective as of May 16, 2014 to accept a position with another company. T. Alan Ashworth, the Company’s Vice President of Corporate Development and Finance, will serve as Interim Chief Financial Officer and Treasurer.

Bob Evans said that its Board of Directors, with the assistance of an executive search firm, is conducting a search for a permanent replacement.

Steven A. Davis, Bob Evans Chairman and Chief Executive Officer said, “We appreciate Paul’s dedication and service to Bob Evans for the past three years, and we wish him all the best in his future endeavors. Alan has held positions of increasing responsibility since joining the Company in 2011, and I look forward to working with him in this role.”

About Bob Evans Farms, Inc.

Bob Evans Farms, Inc. owns and operates full-service restaurants under the Bob Evans Restaurants brand name. At the end of the third fiscal quarter (January 24, 2014), Bob Evans Restaurants owned and operated 562 family restaurants in 19 states, primarily in the Midwest, mid-Atlantic and Southeast regions of the United States. Bob Evans Farms, Inc., through its BEF Foods segment, is also a leading producer and distributor of refrigerated side dishes, pork sausage and a variety of refrigerated and frozen convenience food items under the Bob Evans and Owens brand names. For more information about Bob Evans Farms, Inc., visit www.bobevans.com.

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

Certain statements in this news release that are not historical facts are forward-looking statements. Forward-looking statements involve various important assumptions, risks and uncertainties. Actual results may differ materially from those predicted by the forward-looking statements because of various factors and possible events. We discuss these factors and events, along with certain other risks, uncertainties and assumptions, under the heading “Risk Factors” in Item 1A of our Annual Report on Form 10-K for the fiscal year ended April 26, 2013, and in our other filings with the Securities and Exchange Commission. We note these factors for investors as contemplated by the Private Securities Litigation Reform Act of 1995. Predicting or identifying all such risk factors is impossible. Consequently, investors should not consider any such list to be a complete set of all potential risks and uncertainties. Forward-looking statements speak only as of the date on which they are made, and we undertake no obligation to update any forward-looking statement to reflect circumstances or events that occur after the date of the statement to reflect unanticipated events. All subsequent written and oral forward-looking statements attributable to us or any person acting on behalf of the Company are qualified by the cautionary statements in this section.

SOURCE Bob Evans Farms, Inc.

Contact:

Scott C. Taggart

Vice President, Investor Relations

(614) 492-4954